UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION

                             WASHINGTON, D.C. 20549

                                    FORM 8-K


                                 Current Report

     Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

        Date of Report (Date of earliest event reported): March 22, 2000


                          GROW BIZ INTERNATIONAL, INC.
                          ----------------------------
                 (Exact Name of Issuer as Specified in Charter)


           Minnesota                 0-22012                    41-1622691
           ---------                 -------                    ----------
(State or Other Jurisdiction or   (Commission File           (I.R.S. Employer
Incorporation or Organization)        Number)             Identification Number)


                4200 Dahlberg Drive, Golden Valley, MN 55422-4837
                -------------------------------------------------
                    (Address of Principal Executive Offices)


                                 (612) 520-8500
                                 --------------
              (Registrant's Telephone Number, Including Area Code)

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ITEM 5.  Other Events

           On March 22, 2000, Grow Biz International, Inc. (the "Company") announced the appointment of John L. Morgan as a member of the Company's Board of Directors, its Chairman of the Board and its Chief Executive Officer. Mr. Morgan replaced K. Jeffrey Dahlberg, who resigned from his positions as a director, the Company's Chairman of the Board and its Chief Executive Officer effective March 22, 2000.

           In a private transaction occurring on March 22, 2000, Mr. Morgan and his associates acquired 700,000 shares of Company common stock, which represents approximately 13% of the outstanding Company stock, from Mr. Dahlberg for $7.00 per share.

           Upon his appointment as Chief Executive Officer, Mr. Morgan entered into an employment agreement with the Company, which provides for an annual salary of $50,000 and an option to acquire up to 600,000 shares of Company common stock, with an exercise price of $5.00 per share, a five-year vesting period and a six-year term.

           In connection with the change in the Company's management, the Company issued to Sheldon T. Fleck a warrant (the "Warrant") for the purchase of 200,000 shares of the Company's common stock, for an exercise price of $6.00 per share. The Company issued the Warrant to Mr. Fleck as compensation for his services as a financial advisor to the Company, in accordance with the terms of a Letter Agreement between the Company and Mr. Fleck, dated as of November 17, 1999.

           This transaction is further described in the Press Release, dated March 22, 2000, which is incorporated herein by reference.

ITEM 7.    Financial Statements and Exhibits

(c)        Exhibits

           99.1     Press release dated March 22, 2000

                                   SIGNATURES

         Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.




                                   GROW BIZ INTERNATIONAL, INC.



Date:  March 29, 2000              By:    /s/   John L. Morgan
                                         ---------------------
                                         John L. Morgan
                                         Chairman and Chief Executive Officer